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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF HOBBS, STRAUS, DEAN & WALKER]




                                   May 3, 1996






Mohegan Tribal Gaming Authority
27 Church Lane
Uncasville, Connecticut 06382

     Re:  Mohegan Tribal Gaming Authority Series B
          Senior Secured Notes Due 2002

Ladies and Gentlemen:

     We have acted as counsel to the Mohegan Tribal Gaming Authority (the "Authority"), an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1 (Registration No. 33-80655) (the "Registration Statement"). The Registration Statement relates to up to $175,000,000 principal amount of Series B Senior Secured Notes due 2002 of the Authority (the "Series B Notes") that will be issued under and subject to the terms and conditions of that certain Indenture dated as of September 29, 1995 (the "Indenture") among the Authority, the Tribe and First Fidelity Bank (n/k/a First Union Bank of Connecticut), as the trustee (the "Trustee"), in exchange for an equal principal amount of outstanding Series A Senior Secured Notes due 2002 of the Authority (the "Series A Notes") in accordance with the Indenture and upon the terms and subject to the conditions of the Exchange Offer (as defined in the Registration Statement).

     As such counsel, we have examined the Indenture and such certificates of public officials, tribal documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinions hereinafter set forth. As to various questions of fact material to our opinion, we have relied, without independent investigation, upon the representations made in the Indenture and in certificates of the Tribe and the Authority.

     We have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We also have assumed, without independent investigation, that the Indenture examined by us has been duly and validly authorized, executed and delivered by, and is the legal, valid and binding on and enforceable against, the parties thereto, other than the Tribe and the Authority, and that the Series B notes will be duly authorized, executed and authenticated by the Trustee in accordance with the terms of the Indenture.

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     Our opinions expressed below are limited to the matters of federal law relating to Indian tribes and of tribal law, provided, however, that we express no opinion of any kind as the laws of the State of Connecticut and to other applicable federal law; as to such matter, you have relied solely upon the opinion of Rome, McGuigan, Sabanosh, & Klebanoff, P.C.

     Based upon and subject to the foregoing, it is our opinion that the Indenture has been duly and validly authorized, executed and delivered by the Tribe and the Authority and that the Series B Notes will constitute valid and binding obligations of the Authority entitling the holders thereof to the benefits of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     In connection with the foregoing opinion, we have assumed, and we express no opinion thereon, that the Registration Statement shall have become effective under the Act, the securities or Blue Sky laws of certain states shall have been complied with, and the Series B Notes shall have been issued in exchange for the Series A Notes in accordance with the Indenture and upon the terms and subject to the conditions of the Exchange Offer

     It is also our opinion that the limited waivers of sovereign immunity from unconsented suit, by the Tribe and the Authority, contained in the Indenture are in compliance in all material respects with all applicable law, and are enforceable against the Tribe and the Authority in accordance with their respective terms, and no further action is required to make them effective. We draw to your attention that the federal courts may not have jurisdiction over disputes not arising under federal law, and the state courts may not have jurisdiction over any disputes arising on the Mohegan Reservation. Moreover, the federal and state courts, under the doctrines of comity and exhaustion of tribal remedies, may be required to defer to the jurisdiction of the Gaming Disputes Court, or to require that any plaintiff exhaust its remedies in the Gaming Disputes Court before bringing an action in the federal or state court. Thus, there may be no federal or state court forum with respect to a dispute relating to the Series B Notes or the Indenture. Moreover, the Tribe and the Authority have not waived their sovereign immunity from private civil suits for violations of federal securities laws, and the Tribe and the Authority may not be "persons" under the federal Bankruptcy Act, and, consequently, may not be able to be a debtor under the federal bankruptcy laws.

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     This opinion may be relied upon by the addressee only; other persons wishing to rely on this opinion must first obtain our express written permission to do so.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                   Sincerely,

                                   HOBBS, STRAUS, DEAN & WALKER

                                        /s/ Jerry C. Straus
                                   By:  Jerry C. Straus